EXHIBIT
                                     10.3







                                                July 16, 1999




Staff Builders, Inc.
1983 Marcus Avenue
Lake success, NY  11042
ATTN:  Mr. Stephen Savitsky, Chairman and
            Chief Executive Officer

Dear Steve:

      Reference is hereby made to that certain Amendment and Forbearance Agreement, dated June 25, 1999, by and among Staff Builders, Inc., a Delaware corporation ("Staff Builders") and certain of the direct and indirect subsidiaries of Staff Builders listed on the signature pages attached thereto (all of the foregoing each individually, a "Borrower" and collectively, the "Borrowers") and Mellon Bank, N.A. ("Mellon") (as previously amended, "Forbearance Agreement"). Capitalized terms used but not expressly defined in this letter shall have the meanings given to such terms in the Forbearance Agreement.

      This letter is in response to your request that Mellon consider granting a further forbearance under the Forbearance Agreement. You have indicated that your business consultant needs additional time to put together a business plan and you need additional time to evaluate options (such as the sale of Chelsea, the sale or refinancing of ATC and the refinancing of the HC Borrowers) in order to address the financial problems of the HC Borrowers and our desire to be replaced as your lender with respect to all Borrowers. You have given us projections through the end of July which we trust represent numbers reflecting estimates and assumptions included in good faith on your part.

      Notwithstanding anything to the contrary contained in the Forbearance Agreement, all references to the "Termination Date" contained in the Forbearance Agreement shall be deemed to mean the date that is the earlier to occur if (i) the occurrence of an Event of Default under the Existing Loan Documents and/or the ATC Loan Documents, other than the Existing Defaults (including, without limitation, the occurrence of any breach or default of any covenant or obligation under this Agreement) or (ii) July 30, 1999.





       Mr. Stephen Savitsky
       Staff Builders, Inc.
       July 16, 1999
       Page 2



            The extension of the Termination Date set forth above is expressly conditioned upon your timely acceptance of this letter and the following:

                  1. The line limit of Revolving Credit borrowings outstanding at any one time as part of the Home Healthcare Group Revolving Credit shall be increased from $15,900,000 to $16,900,000 as of July 19, 1999 and shall continue at such higher level until July 29, 1999 on and after which date such limit shall automatically return to $15,900,000.

               2. Mellon is willing to permit overformula advances (advances in excess of the applicable Revolving Credit Borrowing Base) for the HC Borrowers as of July 19, 1999 to be outstanding up to $750,000 until July 29, 1999 on and after which date no overformula advances shall be permitted to be outstanding.

               3. Based on your projections, we assume that during this extended forbearance period, no offsets will be taken by any governmental entity against payments otherwise to be paid to you.

                  4. We shall receive a draft of your business plan by July 29, 1999.

                  5. As a sign of your good faith commitment to cost-cutting (which you acknowledged to be a necessary component of your efforts to continue the operations of the HC Borrowers), an immediate reduction of at least 20% in the salaries of each of Stephen and David Savitsky shall occur.

               6. As an additional accommodation, as of July 19, 1999, Mellon shall (a) permit the Maximum Revolving Credit Amount for the ATC Borrowers to be $16,500,000 until July 29, 1999 on and after which date it shall increase to S17,500,000, and (b) permit overformula. advances for the ATC Borrowers under the ATC Loan Agreement to be outstanding up to $2,500,000 until July 29, 1999 on and after which date it shall increase to $3,000,000.

               7. As consideration for the forbearance extension and agreements contained herein, Mellon shall receive contemporaneously herewith, a forbearance fee of $25,000.

            By agreeing to extend the Termination Date, Mellon does not waive any of the Existing Defaults or any breach or violation of the Forbearance Agreement. Moreover, the extension of the forbearance period shall not be deemed a waiver of Mellon's rights and remedies or constitute a course of conduct or dealing on behalf of Mellon. Nothing contained herein is, in any way, intended to obligate or create any duty on the part of Mellon's rights and options are expressly preserved.




       Mr. Stephen Savitsky
       Staff Builders, Inc.
       July 16, 1999
       Page 3


            Please acknowledge and return a copy of this letter to us to confirm your agreement. By acceptance of the terms and conditions of this letter, Borrowers represent and warrant that there is no current violation or default of any undertaking or covenant on their part under the Forbearance Agreement. If Melon does nor receive a signed counterpart of 6,is letter from Borrowers by July 16, 1999 at 4:00 p.m., then the terms and conditions of this letter shall be deemed of no force and effect.

            This letter may be signed and exchanged in counterparts, all of which when taken together shall constitute one and the same agreement. Signature by facsimile will also bind the parties hereto.

                                        Very truly yours,

                                        Mellon Bank, N.A.

                                        By:  /s/ Jeffrey G. Saperstein
                                             Jeffrey G. Saperstein,
                                             Vice President



       Acknowledged and Agreed to:

       Staff Builders, Inc.
       (for itself and on behalf of all HC
       Borrowers and ATC Borrowers)

      By: /s/ Stephen Savitsky
      Name: Stephen Savitsky
      Title:Chief Executive Office



      cc:   Renee Silver, Esquire
            Lawrence Gottlieb, Esquire
            Harvey L Forman, Esquire



      Mellon Bank letter/kl